EX-10.2
                         TECHNOLOGY PURCHASE AGREEMENT

                         TECHNOLOGY PURCHASE AGREEMENT

This Technology Purchase Agreement (the "Agreement") dated July 3, 2006, is made by and between:

PANGEA INVESTMENTS GMBH,
a company formed according to the laws of the state of Switzerland having its principal at 160a Churerstrasse, CH-8808 Pf,ffikon / SZ, Switzerland. (hereinafter "Pangea").

And

ANDAIN INC,
a company formed according to the laws of the State of Nevada, having its principal at 5190 Neil Road, Suite 430, Reno, Nevada 89502
(hereinafter "the Buyer").

WHEREAS Pangea is the legal owner of the intellectual properties, potential patent rights, know-how and research and development in process, and all related technical information whether tangible or intangible, including without limitation any data, designs, calculations, formulas (human readable format) and executables and laboratory results (machine readable format), specifications, reformulations of drug molecules of Polymyxins (B&E), lipid based nano-particles, test of such molecules, formulation instructions, medical care procedures related to the molecules including notes, technical specifications, medical manuals if any, development and user documentation, training materials, and other data, information, know-how and all goodwill associated therewith, in each case which are in the possession of, owned by or licensed to Pangea and are necessary or desirable to enhance, develop, manufacture, assemble, service, maintain, install, operate, use or test the technology as described in a United Staed patent application, filed on June 7, 2006 ("Technology"); and

WHEREAS the Buyer is a public reporting issuer as a "Blank Check" and wishes to acquire the Technologies for its own operation. And;

WHEREAS the Buyer is ready to register his shares for trading in a US stock exchange. and;

WHERAS the Buyer is interested in acquiring the "Technology", in order to further develop the Technology into a commercial product in the filed of respiratory care of VAP and COPD patients.

NOW THEREFORE, in consideration of the representations, warranties, covenants, and agreements of the parties hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.  SALE AND PURCHASE OF THE TECHNOLOGY

     1.1.  Sale and Purchase of the Technology

     Pangea hereby sells, assigns and transfers all of its right, title and interest in and to the Technology.

     1.2.  Consideration

     In consideration, at the Closing, the Buyer will pay in a lump sum a total of US $3 million (the "Purchase Price").
     Nevertheless the parties agree to convert the Purchase Price to be paid in cash into the Buyer's shares (the "Shares").

     1.3  Transfer of the Buyers Shares

     At the Closing the Buyer will issue Four Million Five Hundred Thousand (4,500,000) restricted Shares of the Buyer's common stock issued and outstanding shares clean of any lien to Pangea.

2.  CLOSING

     (a) Subject to satisfaction or waiver of the conditions precedent to the obligations of the parties hereto and the execution and delivery of this Agreement and all other documents required by this Agreement, the purchase of the Technology shall take place on or before June 30, 2006, or other time and place as the Buyer and Pangea designate orally or in writing (which time and place are designated as the "Closing") and the payment shall take place on or before December 31, 2006.

     (b) At the Closing Pangea shall deliver, (i) written technical documentation of the Technology to be given at Closing to the Buyer, and (ii) such assignments as shall reasonably be requested.

     (c) Payment shall be made to Pangea by the Buyer in Buyer's shares of its common stock registered under Pange's name.

3.  REPRESENTATIONS AND WARRANTIES OF PANGEA

Pangea hereby represents and warrants that the representations and warranties of Pangea in this Section 2 are correct and complete as of the date of this Agreement.

     3.1.  Organization

     Pangea is a corporation duly organized, validly existing and in good standing under the laws of canton Schwitz in Switzerland. Pangea has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby, and Pangea has all requisite power and authority to own. Lease or otherwise use the Technology and to carry on its business as now being conducted. Pangea is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in wich the character of its business or asset makes such qualification necessary, except where the failure to be so qualifies or licensed would not have a material adverse effect on the Technology or Pangea's ability to perform its obligations hereunder.

     3.2.  Authorization

     All corporate action on the part of Pangea directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Pangea hereunder, and the sale and the assignment of the Technology has taken or will have taken place prior to the Closing. This Agreement constitutes a valid and legally binding obligation of Pangea enforceable in accordance with its terms.

     3.3.  Litigation

     To the best knowledge of Pangea, as of the date of signature of this Agreement:

     (a) There are no claims, actions, suits, proceedings or investigations pending or currently threatened against Pangea and/or its directors and officers, which question the validity of this Agreement or the right to enter into it, or to consummate the transaction contemplated hereby, or which might result either individually or in the aggregate in any material adverse right of the Buyer to the Technology, except as described on the Disclosure Schedule, if any.

     (b) The foregoing includes, without limitation, actions pending or threatened involving the present or prior employment of Pangea's employees and/or consultants, their use in connection with its business of any information or techniques allegedly proprietary to any of its former employers or consultancy arrangements, or their obligations under any agreements with prior employers or consultancy arrangements.

     (c) The Technology is not subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no action, suit, proceeding or investigation against Pangea with respect to the Technology, by any government agency or instrumentality currently pending or which any one of them intends to initiate.

     3.4.  Technology

     (a) Pangea owns all right, title and interest in and to the Technology, free and clear of any liens, encumbrances or claims by third parties. Pangea has and will deliver to Buyer, at the Closing, good and marketable title to the Technology. Pangea has not infringed, and is not now infringing, on any trade secret or copyright belonging to any other person or entity.

     (b) Pangea has not distributed or divulged Confidential Information constituting the Technology, and Pangea is not a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to the Technology. Pangea has taken all reasonable security measures to protect the secrecy, confidentiality and value of the Technology and any of its employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed these secrets, or who have knowledge of or access to information relating to them, have entered into agreements that these secrets are proprietary to Pangea and not to be divulged or misused.

     (c) No employee or subcontractor of Pangea is, or to the best knowledge of Pangea. Is now expected to be, in default under any term of any employment contract. nondisclosure obligation, agreement or arrangement relating to the Technology or any noncompetition agreement, contract or restrictive covenant relating to the Technology or its development or exploitation. The Technology (i) was developed by employees of Pangea in the course of such employees employment by Pangea, (ii) constitutes" works made for hire" of Pangea with in the meaning of the United States Copyright Act of 1976, as amended, or (iii) has been validly assigned to Pangea.

     3.5.  Compliance with Other Instruments and Laws

     (a) Pangea is not in default of any provisions of its respective company documents or Protocols, of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, of any provision of law applicable to it, that would prevent it from executing and delivering the Agreement.

     (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation of applicable statutes, laws and regulations.

     3.6.  Agreements; Default

     (a) There are no agreements, understandings or proposed transactions between Pangea and/or any of its officers, directors, shareholders, affiliates, or any affiliate thereof, except as identified in the Disclosure Schedule, if any, that would effect the ownership by the Buyer of the Technology. There is no default, or event that with notice or lapse of time, or both, would constitute a default, by Pangea, or to the best knowledge and belief of Pangea, of any other party to any of the contracts, agreements or understandings listed in the Disclosure Schedule.

     (b) The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following:
     (i) a default, breach or violation or an event that, with notice or lapse of time or both, would constitute a default, breach or violation of the Memorandum and Articles of Association of Pangea, or any contract, license, agreement or understanding to which Pangea's property is bound; (ii) an event that would permit any party to terminate any or to accelerate the maturity of any indebtedness or other direct or indirect obligation of Pangea; or (iii) the creation or imposition of any lien, charge or encumbrance on any of the properties of Pangea.

     3.7.  NO INSOLVENCY

     Pangea will not be rendered insolvent by the sale, transfer and assignment of the Technology pursuant to the terms of this agreement.

     3.8.   REPRESENTATIONS COMPLETE

     None of the representations or warranties made by Pangea, nor any statement made in any certificate furnished by Pangea pursuant to this Agreement, contains any untrue statement of a material fact, or, to the best knowledge of Pangea, omits any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made not misleading. There is no fact, circumstance or condition of any kind or nature whatsoever known to Pangea which reasonably would be expected to have a material adverse effect on Pangea or the Technology that has not been set forth in this Agreement.

4.  REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to Pangea that:

     4.1.  Company Existence; Authorization

     (a) The Buyer is duly organized and properly registered in the jurisdiction of its organization. All action on the part of the Buyer, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations hereunder has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of the Buyer enforceable in accordance with its terms, subject only to laws affecting the rights and remedies of creditors.

     (b) The Buyer is not in default of any provisions of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, of any rovision of law applicable to it, that would prevent it from executing and delivering the Agreement.

     (c) The Buyer agrees that it has been fully provided with all the information which the Buyer has requested for deciding whether or not to purchase the Technology and all information which they believe is reasonably necessary to enable the Buyer to make such a decision.

5.  CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS AT CLOSING

The obligations of the Buyer to enter into the transaction contemplated by this Agreement are subject to the satisfaction, or waiver in writing by the Buyer, at or before the Closing of each of the following conditions.

     5.1.  Representations and Warranties

     The representations and warranties of Pangea contained in this Agreement, shall be true and correct on the date hereof and on and as of the Closing as though made on such date, except as amended by Pangea at the Closing and which amendment shall be specifically approved by the Buyer.

     5.2.  Performance

     Pangea shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed, satisfied or complied with by it on or before the Closing.

     5.3.  Proceedings, Documents and Certificates

     All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance, and they shall have received all such counterpart, original and certified or other copies of such documents as they may reasonably request.

     5.4.  Covenant Not To Compete

     In consideration of the sale of the goodwill associated with the Technology, Pangea agrees that after the Closing for a period of 12 months, Pangea or its associates will not develop, market or otherwise produce a product or technology that competes, directly or indirectly, with the Technology.

6.  INDEMNIFICATION

     6.1. Pangea hereby agrees to indemnify and hold Buyer and its affiliates and the officers, directors, employees, agents and representatives of Buyer and its affiliates, and any person claiming by or through any of them, harmless from, against and in respect of the following:

     6.1.1. Losses arising from or related to the ownership, possession, operation or use of the Technology, by Pangea at or prior to the Closing;

     6.1.2. Losses arising from or related to any breach of or inaccuracy in any representation or warranty made by Pangea in this Agreement, whether or not such breach or inaccuracy was or should have been known by Buyer.

     6.1.3. Losses arising from or related to any breach or violation by Pangea of any of its covenants and agreements contained in this Agreement.

     6.2.  INDEMNIFICATION BY BUYER

     Buyer hereby agrees to indemnify and hold Pangea and its Affiliates and the officers, directors, employees, agents and representatives of Pangea, and any person claiming by or through any of them, harmless from, against and in respect of Losses arising from or related to any breach of or inaccuracy in any representation or warranty made by or behalf of buyer in this Agreement, whether or not such breach or inaccuracy was or should have been known by Pangea or Losses arising from or related to any breach or violation by buyer of any of its covenants and agreements contained in this Agreement.

     6.3.  SURVIVAL OF REPRESENTATION AND WARRANTIES

     The representations and warranties of Pangea and Buyer contained herein shell survive the closing for a period of two years from the Closing Date, provided, however, that representations and warranties with respect to which a claim is made within the applicable survival period shell survive until such claim is finally determined and paid.

     6.4.  NOTIFICATION OF CLAIMS

     A party seeking indemnification under this Article 5 (an "indemnified party") shall, promptly after the receipt of notice of the assertion of any claim or commencement of any action, suit, arbitration, inquiry, proceeding or investigation by or before any governmental authority (an "action") (but in no event later then 10 days prior to the date any response or answer is due in any proceeding) in respect of which indemnity may be sought from a party against whom an indemnity obligation is asserted pursuant to this Article 5 (an "indemnifying party") on account of the indemnity agreement contained above, notify the indemnifying party in writing of the receipt of such claim or the commencement of such action. The omission of an indemnified party so to notify an indemnifying party of any such claim or action shall not relieve the indemnifying party from any liability in respect of such claim or action which it may have to the indemnified party (except, however, that the Indemnifying party shall be relieved of liability to the extent that the failure so to notify

     (a) shall have caused prejudice to the defense of such claim or action or

     (b) shall have increased the costs or liability of the indemnifying party reason of the inability or failure of the indemnifying party (because of the lack of prompt notice from the indemnified party) to be involved in any investigations or negotiations regarding any such claim or action), nor shall it relieve the indemnifying party from any other liability which it may have to the indemnified party. In case any such claim shall be asserted or action commenced against an indemnified party and shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate in the negotiation or administration thereof and, to the extent it may wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified party, and, after notice from the Indemnifying party to the Indemnified party of its election so to assume the defense thereof, which notice shall be given within 30 days of its receipt of such notice from such indemnified party, the Indemnified party shall not be liable to the indemnified party hereunder for any legal or ther expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation. If an Indemnifying party does not wish to assume the defense, conduct or settlement of any claim or Action, the Indemnified party shall not settle such claim or action without the written consent of the Indemnifying party, which consent shall not be unreasonably withheld or delayed.

     6.5.  LIMITATIONS ON INDEMNIFICATION

     Each parties liability to other for indemnification payments under this Article 5 shall be limited to aggregate indemnification payments by either party to other equal to the Purchase Price.

7.  CONFIDENTIALITY

     7.1. Each of the parties agree that with the respect to certain Confidential Information (as defined below and without respect to the date on which such Confidential Information was first disclosed) furnished to it by the other party to this Agreement, it will maintain such information in confidence in the same manner, and to the same extent it protects its own confidential and/or proprietary information of a similar nature. Each party shall be responsible for any breach of this agreement by any and all employees, agents, parents, subsidiaries, affiliates, or similar persons or entities.

     7.2. For the purposes of this Agreement, Confidential Information shall include any trade secrets, knowledge, data, or other proprietary or confidential information relating to products, processes, know-how, designs, formulae, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, marketing plans and strategies, financial information, or other subject matter pertaining to any business of the parties hereto, or any of its clients, consultant; or licensees that is defined in writing or orally as Confidential Information.

     7.3 The commitment as stated above shall not impose any obligation with respect to any portion of the information that
     (i) is now or hereafter becomes generally know or available or a part of a public domain without direct or indirect fault of the recipient of Confidential Information or otherwise by breach of this Agreement or similar agreement; or (ii) is known to such recipient at the time of the disclosure of such Confidential
     Information as evidenced by prior written documentation in such parties files; or (iii) is furnished to others by the owner of the Confidential Information without restriction of further disclosure; or (iv) is lawfully received by such recipient without confidential or proprietary restriction from a source other than the owner of the Confidential Information . Neither party shall use any Confidential Information for the purposes of unfair or improper competition, such as, by way of example only and not limitation, soliciting accounts of employees of the other party.

8.  TERMINATION PRIOR TO CLOSING

This Agreement may be terminated at any time prior to the Closing as follows:

     8.1.  By the mutual consent of the Parties in writing.

     8.2. Either party may terminate this agreement If the other party breaches any warranty or fails to perform any material obligation hereunder, and such breach is not remedied within twenty one (21) days after written notice thereof to the party in default or If prior to the completion of the payment by the Buyer and/or of the transfer of Technology by Pangea, all in accordance with this agreement, the other party shall become insolvent or make an assignment for the benefit of creditors, or if a receiver or similar officer shall be appointed to take charge of all or part of that party's assets, and such status and/or assignment and/or appointment has not been canceled within sixty (60) days.

9.  MISCELLANEOUS

     9.1.  Entire Agreement; Amendment

     This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto.

     9.2.  Benefits; Successors.

     This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties. Nothing in this Agreement shall confer any rights upon any person other than the Shareholder and Purchaser and their respective heirs, legal representatives, successors and permitted assigns.

     9.3.  Assignment; Waiver.

     No party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. However, failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

     9.4.  Further Assurances.

     At and after the Closing, the Shareholder and Purchaser shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the transactions.

     9.5.  Interpretation.

     Unless the context of this Agreement clearly requires otherwise,
     (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase
     "but not limited to" and (e) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a party's being satisfied with any particular item or to a party's determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

     9.6.  Severability.

     If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

     9.7.  Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original.

     9.8.  Schedules.

     Any items listed or described on Schedules shall be listed or described under a caption that identifies the Sections of this Agreement to which the item relates.

     9.9.  Notices.

     All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

     If to Pangea Investments GmbH:
     160a Churerrstrasse, Pfaffikon SZ 8808 Switzerland
     Attention: Ralph W. Marthaler
     Facsimile: +41(55) 415 6258

     If to Purchaser:
     Andain Inc.
     5190 Neil Road, Suite 430
     Reno, Nevada 89504
     Attention: Sam Elimelech

     With copies to:

     Brian F. Faulkner, A Professional Law Corporation
     27127 Calle Arroyo, Suite 1923
     San Juan Capistrano, California 92675
     Attention:  Brian F. Faulkner, Esq.
     Facsimile: (949) 240-1362

     9.10.  Arbitration.

     Any and all disputes relating to this Agreement or its breach shall be settled by arbitration, by a single arbitrator, in Reno, Nevada, in accordance with the then-current rules of JAMS/Endispute; the parties waive any right they may have under any statute or law to cause such proceeding to be transferred to any other venue. Judgment upon the award entered by the arbitrator may be entered in any court having jurisdiction thereof. Costs of arbitration, including reasonable attorneys' fees and costs incurred, as determined by the arbitrator, together with reasonable attorneys' fees and costs incurred by the prevailing party in court enforcement of the arbitration award, must be paid to the prevailing party by the party designated by the arbitrator or court. Service of the Petition to Confirm Arbitration and written notice of the time and place of the hearing thereon shall be in the same manner provided in this Agreement.

     Should one party either dismiss or abandon his claim or counterclaim before hearing thereon, the other party shall be deemed the "prevailing party" pursuant to this Agreement. Should both parties receive judgment or award of their respective claims, the party in whose favor the larger judgment or award is rendered shall be deemed the "prevailing party" pursuant to this Agreement.

     9.11.  Governing Law.

     The laws of the State of Nevada shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions shall be governed by and interpreted in accordance with the laws of the State of Nevada without regard to the principles of conflict of laws.

IN ATTESTING THERETO, THE PARTIES BELOW STATE THAT THEY ARE PROPERLY EMPOWERED AND AUTHORIZED BY THEIR RESPECTIVE ENTITIES AND/OR AS
INDIVIDUALS, TO EXECUTE THIS AGREEMENT AND HAVE SIGNED THIS AGREEMENT AS OF THE DATE SO INDICATED.

                                       ANDAIN INC.


                                       By: /s/  Sam Elimelech
                                       Sam Elimelech, President


                                       PANGEA INVESTMENTS GMBH


                                       By: /s/  Ralph W. Marthaler
                                       Ralph W. Marthaler, President


                             Disclosure Schedule

                                Litigations

In January 2005 a legal proceeding was filed against Pangea Investments GmbH in Israel as part of a legal proceeding against other parties. The Israeli court has no jurisdiction in Switzerland. After initial hearings at court, Pangea expects to be removed from this legal proceeding. The company estimates a low probability to a material effect on Pangea business and no effect on its intellectual properties.